Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form S-1 of MabVax Therapeutics Holdings, Inc., of our report dated October 12, 2018, related to our audit of the consolidated financial statements of MabVax Therapeutics Holdings, Inc. as of December 31, 2017 and 2016 and for the years then ended, which report included an explanatory paragraph relating to MabVax Therapeutics, Inc.’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts”.

/s/ CohnReznick LLP

San Diego, California
November 20, 2018